Exhibit 99.1

BBCN Bancorp Reports Fourth Quarter 2012 Net Income of $21.5 Million, or $0.28 Per Share; Declares Quarterly Cash Dividend of $0.05 Per Share

Q4 2012 Summary:

  $21.5 million net income available to common stockholders, or $0.28 per diluted common share
  $227 million net increase in gross loans receivable, or 6% linked quarter
  $79 million increase in non-interest bearing deposits, or 7% linked quarter
  $5.6 billion in total assets, reflecting a 6% increase linked quarter
  Quarterly cash dividend of $0.05 per common share

LOS ANGELES--(BUSINESS WIRE)--January 28, 2013--BBCN Bancorp, Inc. (the “Company”) (NASDAQ: BBCN), the holding company of BBCN Bank (the “Bank”), today reported net income available to common stockholders of $21.5 million, or $0.28 per diluted common share, for fourth quarter 2012. This compares with net income available to common stockholders of $2.9 million, or $0.05 per diluted common share, for fourth quarter 2011, and net income available to common stockholders of $18.4 million, or $0.24 per diluted common share, for third quarter 2012.

For the full 2012 year, the Company posted net income available to common stockholders of $77.6 million, or $0.99 per diluted common share. This compares with net income available to common stockholders of $22.5 million, or $0.53 per diluted common share, for 2011, which reflects the operations of 11 months of the former Nara Bancorp, Inc. and one month of combined operations following the merger with Center Financial Corporation (“Center”), completed November 30, 2011.

The Company also announced today that its Board of Directors declared a quarterly cash dividend for first quarter 2013. All stockholders of record as of February 8, 2013 will be paid a cash dividend of $0.05 per common share, payable on or about February 22, 2013.

“We completed our first full year of operations as the leading Korean American bank in the nation with strong performances on all fronts,” said Alvin D. Kang, President and Chief Executive Officer. “Fourth quarter 2012 new loan originations of $371.2 million exceeded the strong levels of the preceding quarter. This performance helped to mitigate the net interest margin compression in the current interest rate environment and supported a five percent linked quarter increase in our pre-tax pre-provision earnings, which amounted to 2.83% of average assets on an annualized basis. Combined with steadily improving asset quality trends, we reported another quarter of strong core profitability to complete the year. All-in-all, we believe BBCN is well positioned for continued profitability and growth.”

The Company noted that the Center merger impacts the comparability of operating results for fourth quarter 2012 versus fourth quarter 2011 and the preceding third quarter 2012, as well as the operating results for the full 2012 year versus 2011. Supplemental information, which the Company believes will aid in understanding past financial performance, is included in this press release.

Financial Highlights

(Dollars in thousands)	2012 Fourth Quarter	2011 Fourth Quarter	2012 Third Quarter
Net income	$21,527	$4,236	$18,398
Net income available to common stockholders	$21,527	$2,895	$18,398
Diluted earnings per share	$0.28	$0.05	$0.24
Net interest income	$59,646	$40,551	$58,231
Net interest margin	4.61%	4.52%	4.79%
Non-interest income	$9,859	$6,678	$7,664
Non-interest expense	$30,609	$31,836	$28,770
Net loans receivable	$4,229,311	$3,676,874	$4,003,542
Deposits	$4,384,035	$3,940,892	$4,052,524
Non-accrual loans (1)	$26,613	$31,213	$29,369
ALLL to gross loans	1.56%	1.66%	1.62%
ALLL to non-accrual loans (1)	251.53%	198.49%	224.56%
ALLL to non-performing assets (1)	87.69%	83.97%	84.41%
Provision for loan losses	$2,422	$9,147	$6,900
Net charge-offs	$1,433	$7,204	$6,453
ROA (2)	1.57%	0.45%	1.42%
ROE (2)	11.55%	3.10%	10.11%
Efficiency ratio	44.04%	67.41%	43.66%

(1) Excludes the guaranteed portion of delinquent SBA loans totaling $17.6 million, $10.4 million and $17.3 million at the close of the fourth quarter 2012, fourth quarter 2011 and third quarter 2012, respectively.

(2) Based on net income before effects of dividends and discount accretion on preferred stock.

Operating Results for Fourth Quarter 2012

As previously mentioned, the comparability of operating results with past performance is impacted by the merger. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 include the following pre-tax acquisition accounting adjustments related to the merger.

The increase (decrease) of major adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
(In thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Accretion of discount on acquired performing loans	$4,697	$4,890	$2,429
Accretion of discount on acquired credit impaired loans	1,174	1,215	3,298
Amortization of premium on Center FHLB borrowings	92	307	419
Accretion of discount on Center subordinated debt	(37)	(37)	(12)
Amortization of premium on Center time deposits	375	650	315
Increase to pre-tax income	$6,301	$7,025	6,449

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on the securities portfolio in fourth quarter and third quarter 2012. The acquired securities portfolio of approximately $291 million was adjusted to fair value of $293 million as of the merger date, resulting in interest income on investment securities for that portfolio being recognized at a lower average yield, compared with the yield on the balance of the Company's securities portfolio.

Operating results were also impacted by merger and integration related expenses, which amounted to $505,000, $183,000 and $3.2 million, for fourth quarter 2012, third quarter 2012 and fourth quarter 2011, respectively. The Company noted that fourth quarter 2012 merger and integration related expenses primarily reflected expenses associated with the pending Pacific International Bancorp, Inc. acquisition.

Net Interest Income and Net Interest Margin. The following table summarizes the reported net interest income before provision for loan losses.

	Three Months Ended
(In thousands)	12/31/2012	12/31/2011	% change	9/30/2012	% change
Net interest income before provision for loan losses	$59,646	$40,551	47%	$58,231	2%

Fourth quarter 2012 net interest income before provision for loan losses rose 47% over fourth quarter 2011 and 2% over preceding third quarter 2012, principally reflecting the higher level of interest earning assets as a result of the net growth in loans receivable.

The net interest margin (net interest income divided by average interest-earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	change	9/30/2012	change
Net interest margin, excluding effect of acquisition accounting adjustments	4.06%	4.13%	(0.07)%	4.14%	(0.08)%
Acquisition accounting adjustments	0.55	0.39	0.16	0.65	(0.10)
Reported net interest margin	4.61%	4.52%	0.09%	4.79%	(0.18)%

Fourth quarter 2012 net interest margin was 4.61%, reflecting a 9 basis point improvement over fourth quarter 2011, largely attributable to the accretion of discounts on acquired loans. Excluding the effect of acquisition accounting adjustments, the core net interest margin for fourth quarter 2012 decreased 11 basis points from fourth quarter 2011 to 4.06%.

Compared with preceding third quarter, fourth quarter 2012 net interest margin declined 18 basis points, largely reflecting decreases in the weighted average yields on loans and investment securities. Excluding the effect of acquisition accounting, the core net interest margin for fourth quarter 2012 declined only 8 basis points from third quarter 2012.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	change	9/30/2012	change
The weighted average yield on loans, excluding effect of acquisition accounting adjustments	5.24%	5.87%	(0.63)%	5.39%	(0.15)%
Acquisition accounting adjustments	0.65	0.43	0.22	0.72	(0.07)
Reported weighted average yield on loans	5.89%	6.30%	(0.41)%	6.11%	(0.22)%

The weighted average yield on loans for fourth quarter 2012 decreased 41basis points from fourth quarter 2011 and 72 basis points on a core basis excluding acquisition accounting adjustments. The reduction in the core yield, excluding the effect of acquisition accounting adjustments, is primarily attributed to the significant pricing pressures in the market place over the past year and the lower yielding acquired loan portfolio.

Compared with preceding third quarter 2012, the weighted average yield on loans declined 22 basis points, and 15 basis points on a core basis, excluding the acquisition accounting adjustments. The more moderate decrease in the core yield, excluding the effect of acquisition accounting adjustments, versus the year-over-year comparison, reflects a stabilization in the competitive pricing environment in the market place during fourth quarter 2012. The weighted average yield on new loans originated during fourth quarter 2012 was 4.54%, compared with 4.53% for third quarter 2012.

The composition of fixed and variable rate loans and the associated weighted average yield, excluding loan discount accretion, is summarized in the following table:

	12/31/2012	12/31/2011	change	9/30/2012	change
Fixed rate loans
As a percentage of total loans	40%	40%	—%	38%	2%
Weighted average yield	5.63%	6.61%	(0.98)%	5.97%	(0.34)%
Variable rate loans
As a percentage of total loans	60%	60%	—%	62%	(2)%
Weighted average yield	4.52%	4.64%	(0.12)%	4.57%	(0.05)%

The increased composition of fixed rate loans as a percentage of total loans reflects the high demand for fixed rate commercial real estate loans in the current interest rate environment.

The weighted average yield on securities available for sale is summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	change	9/30/2012	change
Weighted average yield on securities available-for-sale	2.08%	2.65%	(0.57)%	2.23%	(0.15)%

The weighted average yield on securities available-for-sale for fourth quarter 2012 declined 57 basis points from fourth quarter 2011 and 15 basis points from the preceding third quarter 2012. The reductions are primarily attributable to the replacement of maturing securities with lower yielding investments as market interest rates declined.

The weighted average duration and average life of the securities available-for-sale are summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	% change	9/30/2012	% change
Weighted average duration of securities available-for-sale in years	3.26	3.54	(7.91)%	3.23	(0.93)%
Weighted average life of securities available-for-sale in years	3.50	3.91	(10.49)%	3.47	(0.09)%

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	change	9/30/2012	change
The weighted average cost of deposits, excluding effect of acquisition accounting adjustments	0.55%	0.75%	(0.20)%	0.59%	(0.04)%
Acquisition accounting adjustments	(0.03)	(0.04)	(0.01)	(0.07)	0.04
Reported weighted average cost of deposits	0.52%	0.71%	(0.19)%	0.52%	—%

The weighted average cost of deposits for fourth quarter 2012 improved 19 basis points to 0.52% from fourth quarter 2011, and improved 20 basis points on a core basis, excluding the amortization of premium on time deposits assumed in the merger. Fourth quarter 2012 weighted average cost of deposits benefited from reductions in the cost of most categories of interest-bearing deposits.

Compared with the preceding third quarter 2012, the weighted average cost of deposits for fourth quarter 2012 was the same, but improved 4 basis points on a core basis, excluding the amortization of premium on time deposits assumed in the merger.

The weighted average cost of FHLB advances and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2012	12/31/2011	change	9/30/2012	change
The weighted average cost of FHLB advances, excluding effect of acquisition accounting adjustments	1.40%	3.32%	(1.92)%	1.87%	(0.47)%
Acquisition accounting adjustments	(0.09)	(0.51)	0.42	(0.31)	0.22
Reported weighted average cost of FHLB advances	1.31%	2.81%	(1.50)%	1.56%	(0.25)%

For fourth quarter 2012, the weighted average cost of FHLB advances decreased 150 basis points to 1.31% from fourth quarter 2011, largely due to decreases in market interest rates. Excluding acquisition accounting adjustments, the weighted average cost of FHLB advances decreased 191 basis points, reflecting the addition of $380.0 million in new FHLB borrowings at a weighted average rate of 0.62%, which is substantially lower than the weighted average rate of the rest of the borrowings. The weighted average original maturity of the new borrowings was 2.66 years. In addition, a total of $301.1 million of FHLB borrowings, with a weighted average rate of 1.26%, matured during 2012.

Compared with preceding third quarter 2012, the weighted average cost of FHLB advances decreased 25 basis points, and 47 basis points on a core basis, excluding acquisition accounting adjustments. During fourth quarter 2012, the Company added $100.0 million in new FHLB borrowings at a weighted average rate of 0.64%, and the weighted average original maturity of these new borrowings was 2.59 years. In addition, a total of $140.0 million of FHLB borrowings, with a weighted average rate of 1.09%, matured during fourth quarter 2012.

Non-interest Income. Total non-interest income for fourth quarter 2012 amounted to $9.9 million, a 48% increase over $6.7 million for fourth quarter 2011, and a 29% increase over $7.7 million for third quarter 2012.

The various non-interest income items are summarized in the following table:

	Three Months Ended
			%		%
(In thousands)	12/31/2012	12/31/2011	change	9/30/2012	change
Service fees on deposit accounts	$2,916	$2,108	38%	$3,121	(7)%
Net gains on sales of SBA loans	2,754	1,017	171%	—	100%
Net gains on sale of other loans	6	63	(90)%	—	100%
Net gains on sales of securities available-for-sale	—	1,219	(100)%	133	(100)%
Net valuation gains (losses) on interest swaps and caps	11	6	83%	11	—
Net gains (losses) on sales of OREO	(292)	58	(603)%	(12)	2,333%
Other income and fees	4,464	2,207	102%	4,411	1%
Total non-interest income	$9,859	$6,678	48%	$7,664	29%

The 48% increase in non-interest income over fourth quarter 2011 largely reflects a full quarter of operations as a combined Company, compared with one month of operations as a combined Company during fourth quarter 2011.

Compared with third quarter 2012, non-interest income rose 29% and is primarily attributed to a $2.8 million net gain on sales of SBA loans. Given the historic high premiums currently available in the market, the Company sold $30.8 million in SBA loans during fourth quarter 2012 and recorded a net gain on sale of $2.8 million. The Company said it continues to consider capital, liquidity and other factors in determining on a quarterly basis whether to sell or hold such SBA loans, but that it expected to sell SBA loans so long as the premiums available in the market remain near historic highs.

Non-interest Expense. Total non-interest expense for fourth quarter 2012 decreased 4% to $30.6 million from fourth quarter 2011, but increased 6% when compared with preceding third quarter 2012.

The various non-interest expense items are summarized in the following table:

	Three Months Ended
			%		%
(In thousands)	12/31/2012	12/31/2011	change	9/30/2012	change
Salaries and employee benefits	$14,143	$9,193	54%	$13,611	4%
Occupancy	3,843	4,471	(14)%	3,910	(2)%
Furniture and equipment	1,482	1,180	26%	1,495	(1)%
Advertising and marketing	934	959	(3)%	1,159	(19)%
Data processing and communications	1,521	1,194	27%	1,659	(8)%
Professional fees	1,324	881	50%	876	51%
FDIC assessment	710	1,198	(41)%	644	10%
Merger and integration expenses	505	3,248	(84)%	183	176%
Other	6,147	9,512	(35)%	5,233	17%
Total non-interest expense	$30,609	$31,836	(4)%	$28,770	6%

Salaries and benefits expense for fourth quarter 2012 increased 54% over fourth quarter 2011, due in large part to the combined operations as BBCN for a full quarter in 2012. The number of full time equivalent employees (FTEs) was 704, 684 and 678 as of December 31, 2012, September 30, 2012, and December 31, 2011, respectively. The adjusted number of FTEs, as of the merger closing date of November 30, 2011, was 690. Compared with preceding third quarter 2012, salaries and benefits expense increased 4%.

The Company noted that merger and integration expenses for fourth quarter 2012 were principally associated with its previously announced acquisition of Pacific International Bancorp, Inc., which transaction is expected to be completed during first quarter 2013. Merger and integration expenses for fourth quarter 2011 reflects expenses associated with the Center merger.

Income Tax Provision. The effective tax rate for fourth quarter 2012 was 41.0%, compared with 32.2% for fourth quarter 2011 and 39.1% for third quarter 2012.

Balance Sheet Summary

Gross loans receivable totaled $4.30 billion at December 31, 2012, an increase of 6% compared with $4.07 billion at September 30, 2012 and an increase of 15% compared with $3.74 billion at December 31, 2011. Total loan originations for fourth quarter 2012 amounted to $371.2 million, including SBA loan originations of $84.3 million.

In comparison, new loan production during third quarter 2012 equaled $312.7 million, including SBA loan originations of $63.7 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans amounted to $27.5 million for fourth quarter 2012, compared with $33.9 million for third quarter 2012. During fourth quarter 2012, the Company sold $30.8 million of its SBA loans held for sale.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $144.5 million during fourth quarter 2012, compared with $98.0 million during fourth quarter 2011 and $118.2 million during third quarter 2012.

Total deposits amounted to $4.38 billion at December 31, 2012, reflecting an increase of 8% over $4.05 billion at September 30, 2012, and an 11% increase over $3.94 billion at December 31, 2011. The increases reflect higher balances in non-interest bearing demand deposits, money market accounts and jumbo time deposits. The growth in total deposits was partially attributed to the successful completion of a fourth quarter 2013 marketing campaign celebrating BBCN's first anniversary. In addition, the Company added a net $139 million in wholesale deposits to support strong loan production activities and in anticipation of potential deposit outflows as a result of the expiration of the Federal Deposit Insurance Corporation's Temporary Account Guarantee (TAG) program, effective December 31, 2012. Non-interest bearing deposits at December 31, 2012 totaled $1.18 billion, or 27% of total deposits, compared with $1.11 billion at September 30, 2012, or 27% of total deposits.

Credit Quality

The provision for loan losses for fourth quarter 2012 was $2.4 million, compared with $9.1 million for fourth quarter 2011 and $6.9 million for preceding third quarter 2012. The fourth quarter 2012 provision reflects lower levels of net charge-offs relative to comparable quarters and improving historic loss rates.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “BBCN” loans) and loans acquired in the merger (referred to as “Acquired” loans). The acquired loans are further segregated between performing and credit impaired loans.

The composition of ALLL for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 is as follows:

(dollars in thousands)	12/31/2012	9/30/2012	12/31/2011
BBCN loans (1)	$61,003	$61,835	$61,952
Acquired loans - Performing Loans (2)	1,404	2,005	—
Acquired loans - Credit Impaired Loans (2)	4,534	2,112	—
Total ALLL	$66,941	$65,952	$61,952

Gross loans, net of deferred loan fees and costs	$4,296,252	$4,069,494	$3,738,826
Loss coverage ratio	1.56%	1.62%	1.66%
(1)	BBCN loans include Nara loans outstanding at acquisition date, former Center loans that were refinanced and new BBCN loans originated post merger.
(2)	Acquired loans were marked to fair value at acquisition date, and their allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Watchlist loan balances as of December 31 and September 30, 2012:

(dollars in thousands)	12/31/2012	9/30/2012
Special Mention (1)	$77,142	$94,659
Classified (1)	$198,646	$188,354
Total Watchlist	$275,788	$283,013
(1)	Balances include the acquired loans which were marked to fair value at November 30, 2011. For loan classification purposes, the loan grading did not change as a result of the merger.

Non-performing loans (defined as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at December 31, 2012 was 73.6 million, or 1.71% of total loans, compared with $74.0 million, or 1.82% of total loans, at September 30, 2012. The reduction in the dollar amount of non-performing loans is attributed to charge-offs and pay-offs during the quarter.

Non-performing assets at December 31, 2012 were $76.3 million, or 1.35% of total assets, compared with $78.1 million, or 1.47% of total assets, at September 30, 2012, due largely to the decrease in other real estate owned.

Net loan charge-offs during fourth quarter 2012 totaled $1.4 million, or 0.13% of average loans on an annualized basis, compared with $6.5 million, or 0.64%, during third quarter 2012.

The allowance for loan losses at December 31, 2012 was $66.9 million, or 1.56% of gross loans receivable (excluding loans held for sale), compared with $66.0 million, or 1.62%, at September 30, 2012. The coverage ratio of the allowance for loan losses to non-performing loans (excluding acquired loans past due 90 days or more on accrual status) was 119% at December 31, 2012, compared with 128% at September 30, 2012.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) increased modestly to $85.4 million at December 31, 2012 from $82.3 million at September 30, 2012. The increase was primarily related to two commercial real estate loans aggregating $4.6 million.

Specific reserves for impaired loans were $9.2 million, or 10.7% of the aggregate impaired loan amount, at December 31, 2012, compared with $8.7 million, or 10.6% of the aggregate impaired loan amount, at September 30, 2012. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.37% at December 31, 2012, compared with 1.44% at September 30, 2012.

Capital

At December 31, 2012, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table.

	12/31/2012	9/30/2012	12/31/2011
Leverage Ratio (1)	12.76%	13.15%	19.81%
Tier 1 Risk-based Ratio	14.91%	15.22%	18.15%
Total Risk-based Ratio	16.16%	16.48%	19.41%
(1)	The calculation for the Leverage Ratio utilizes the daily average balance of total assets in the denominator, as opposed to the period end balances utilized in the calculation of the other capital ratios. Accordingly, the Company believes that the Leverage Ratio reported for fourth quarter 2011 is not necessarily representative of the Company's Leverage Ratio at the end of 2011. On a pro forma basis, utilizing the daily average balance of total assets in the month of December following the completion of the merger, the Leverage Ratio was 14.00%.

Tangible common equity per share and as a percentage of tangible assets improved over prior comparable periods, as summarized in the following table:

	12/31/2012	9/30/2012	12/31/2011
Tangible common equity per share (1)	$8.43	$8.21	$7.43
Tangible common equity to tangible assets (1)	11.86%	12.23%	11.42%
(1)	Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

During fourth quarter 2012, the Company announced a definitive agreement to acquire Seattle-based Pacific International Bancorp, Inc. in an all stock transaction valued at approximately $8.2 million. Pacific International had total assets of $197.6 million as of September 30, 2012, and its primary subsidiary, Pacific International Bank, a state-chartered bank, has four bank locations in the Seattle metropolitan area. The transaction is expected to be completed during first quarter 2013.

The transaction is subject to regulatory approval, the approval of the shareholders of Pacific International, and other customary closing conditions.

As previously announced, upon the departure of President and Chief Executive Officer Alvin D. Kang on January 31, 2013, Executive Vice President and Chief Operating Officer Bonita I. Lee will have the additional title of Acting President and lead an Executive Council, which will carry out the duties of the Chief Executive until an appointment is made by the Board of Directors.

“We began 2013 with tremendous momentum as the premier Korean American bank in the nation and expect to deliver another solid year of profitability,” said Ms. Lee. “We look forward to completing the merger of Pacific International later this quarter and believe BBCN is well poised to capitalize on strategic opportunities.”

Additional Information and Where to Find It

In connection with the proposed merger, BBCN Bancorp, Inc. filed a Registration Statement with the Securities and Exchange Commission (“SEC”) on Form S-4 that includes a proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement, including the proxy statement/prospectus regarding the proposed transaction, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. Shareholders may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about BBCN Bancorp at the SEC’s Internet site (www.sec.gov). Shareholders may also obtain these documents, free of charge, by directing a request to BBCN Bancorp, Attention: Investor Relations, 3731 Wilshire Blvd, Suite 1000, Los Angeles, Calif. 90020, or on the BBCN website at www.bbcnbank.com in the “Investor Relations” section under the heading “SEC Filings.”

Investor Conference Call

The Company will host an investor conference call on Tuesday, January 29, 2013 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for fourth quarter 2012. Investors and analysts may access the conference call by dialing 866-713-8562 (domestic) or 617-597-5310 (international), passcode 57196640. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 5, 2013, passcode 38035327.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.6 billion in assets as of December 31, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 40 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	12/31/2012	9/30/2012	% change	12/31/2011	% change

Cash and due from banks	$312,916	$229,643	36%	$300,110	4%
Term federal funds sold	-	-	0%	40,000	-100%
Securities available for sale, at fair value	704,403	687,059	3%	740,920	-5%
Federal Home Loan Bank and Federal Reserve Bank stock	22,495	23,500	-4%	27,373	-18%
Loans held for sale, at the lower of cost or fair value	51,635	58,484	-12%	42,407	22%
Loans receivable	4,296,252	4,069,494	6%	3,738,826	15%
Allowance for loan losses	(66,941)	(65,952)	-1%	(61,952)	-8%
Net loans receivable	4,229,311	4,003,542	6%	3,676,874	15%
Accrued interest receivable	12,117	12,881	-6%	13,439	-10%
Premises and equipment, net	22,609	22,672	0%	20,913	8%
Bank owned life insurance	43,767	43,416	1%	42,514	3%
Goodwill	89,878	89,882	0%	90,473	-1%
Other intangible assets, net	3,033	3,335	-9%	4,276	-29%
Other assets	148,497	157,565	-6%	167,305	-11%
Total assets	$5,640,661	$5,331,979	6%	$5,166,604	9%

Liabilities

Deposits	$4,384,035	$4,052,524	8%	$3,940,892	11%
Borrowings from Federal Home Loan Bank	420,722	460,815	-9%	344,402	22%
Subordinated debentures	41,846	41,809	0%	52,102	-20%
Accrued interest payable	4,355	5,451	-20%	6,519	-33%
Other liabilities	38,599	36,925	5%	26,750	44%
Total liabilities	4,889,557	4,597,524	6%	4,370,665	12%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 0 shares, 0 shares and 122,000 shares as of December 31, 2012, September 30, 2012 and December 31, 2011, respectively
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 0 shares and 67,000 shares at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	-	-	0%	65,158	-100%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 0 shares and 55,000 shares at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	-	-	0%	54,192	-100%
Common stock, $0.001 par value; authorized, 150,000,000 shares at December 31, 2012, September 30, 2012 and December 31, 2011; issued and outstanding, 78,041,511, 78,016,260 and 77,984,252 at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	78	78	0%	78	0%
Capital surplus	525,354	524,608	0%	524,639	0%
Retained earnings	216,590	198,964	9%	142,909	52%
Accumulated other comprehensive income, net	9,082	10,805	-16%	8,963	1%
Total stockholders' equity	751,104	734,455	2%	795,939	-6%

Total liabilities and stockholders' equity	$5,640,661	$5,331,979	6%	$5,166,604	9%

	Three Months Ended					Twelve Months Ended
	12/31/2012	12/31/2011	% change	9/30/2012	% change	12/31/2012	12/31/2011	% change

Interest income:
Interest and fees on loans	$63,107	$44,417	42%	$61,553	3%	$250,583	$145,554	72%
Interest on securities	3,540	3,763	-6%	3,782	-6%	16,480	15,501	6%
Interest on federal funds sold and other investments	285	300	-5%	120	138%	822	840	-2%
Total interest income	66,932	48,480	38%	65,455	2%	267,885	161,895	65%

Interest expense:
Interest on deposits	5,492	5,047	9%	5,214	5%	21,354	20,245	5%
Interest on other borrowings	1,794	2,882	-38%	2,010	-11%	8,293	11,832	-30%
Total interest expense	7,286	7,929	-8%	7,224	1%	29,647	32,077	-8%

Net interest income before provision for loan losses	59,646	40,551	47%	58,231	2%	238,238	129,818	84%
Provision for loan losses	2,422	9,147	-74%	6,900	-65%	19,104	27,939	-32%
Net interest income after provision for loan losses	57,224	31,404	82%	51,331	11%	219,134	101,879	115%

Non-interest income:
Service fees on deposit accounts	2,916	2,108	38%	3,121	-7%	12,466	6,370	96%
Net gains (loss) on sales of SBA loans	2,754	1,017	171%	-	100%	8,180	7,354	11%
Net gains (loss) on sales of other loans	6	63	-90%	-	100%	152	33	361%
Net gains on sales of securities available-for-sale	-	1,219	-100%	133	-100%	949	1,289	-26%
Net valuation gains (losses) on interest swaps and caps	11	6	83%	11	0%	35	(114)	131%
Net gains(loss) on sales of OREO	(292)	58	-603%	(12)	2333%	(251)	193	-230%
Other income and fees	4,464	2,207	102%	4,411	1%	17,859	8,005	123%
Total non-interest income	9,859	6,678	48%	7,664	29%	39,390	23,130	70%

Non-interest expense:
Salaries and employee benefits	14,143	9,193	54%	13,611	4%	56,491	31,629	79%
Occupancy	3,843	4,471	-14%	3,910	-2%	15,631	11,833	32%
Furniture and equipment	1,482	1,180	26%	1,495	-1%	5,663	4,033	40%
Advertising and marketing	934	959	-3%	1,159	-19%	5,076	2,486	104%
Data processing and communications	1,521	1,194	27%	1,659	-8%	6,364	3,913	63%
Professional fees	1,324	881	50%	876	51%	3,882	2,971	31%
FDIC assessment	710	1,198	-41%	644	10%	2,442	4,347	-44%
Merger and integration expenses	505	3,248	-84%	183	176%	3,809	4,713	-19%
Other	6,147	9,512	-35%	5,233	17%	21,533	16,309	32%
Total non-interest expense	30,609	31,836	-4%	28,770	6%	120,891	82,234	47%
Income before income taxes	36,474	6,246	484%	30,225	21%	137,633	42,775	222%
Income tax provision	14,947	2,010	644%	11,827	26%	54,410	15,660	247%
Net income	$21,527	$4,236	408%	$18,398	17%	$83,223	$27,115	207%
Dividends and discount accretion on preferred stock	$-	$(1,341)	-100%	$-	0%	$(5,640)	$(4,568)	23%
Net income available to common stockholders	$21,527	$2,895	644%	$18,398	17%	$77,583	$22,547	244%

Earnings Per Common Share:
Basic	$0.28	$0.05		$0.24		$0.99	$0.53
Diluted	$0.28	$0.05		$0.24		$0.99	$0.53

Average Shares Outstanding:
Basic	78,033,439	54,476,520		78,015,960		78,012,253	42,187,110
Diluted	78,113,083	54,487,415		78,103,795		78,091,116	42,210,600

	Three months ended					Twelve Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011

Net Income	$21,527	$18,398	$19,364	$23,934	$4,236	$83,223	$27,115
Add back: Income tax	14,947	11,827	12,101	15,535	2,010	54,410	15,660
Add back: Provision for loan losses	2,422	6,900	7,182	2,600	9,147	19,104	27,939
Pre-tax, pre-provision income (PTPP) [1]	$38,896	$37,125	$38,647	$42,069	$15,393	$156,737	$70,714
PTPP to average assets (annualized)	2.83%	2.87%	3.03%	3.27%	1.62%	3.00%	2.23%

[1] While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended			(Annualized) At or for the Twelve Months Ended
Profitability measures:	12/31/2012	12/31/2011	9/30/2012	12/31/2012	12/31/2011
ROA [2]	1.57%	0.45%	1.42%	1.59%	0.86%
ROE [2]	11.55%	3.10%	10.11%	10.73%	6.54%
Return on average tangible equity [2,3]	13.20%	3.31%	11.60%	12.20%	6.72%
Net interest margin	4.61%	4.52%	4.79%	4.88%	4.29%
Efficiency ratio	44.04%	67.41%	43.66%	43.54%	53.77%

[2] based on net income before effect of dividends and discount accretion on preferred stock

[3] Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended			Three Months Ended			Three Months Ended
	12/31/2012			12/31/2011			9/30/2012

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$4,262,167	$63,107	5.89%	$2,796,523	$44,417	6.30%	$4,007,402	$61,553	6.11%
Securities available for sale	681,296	3,540	2.08%	568,111	3,763	2.65%	679,764	3,782	2.23%
FRB and FHLB stock and other investments	206,348	285	0.54%	180,585	272	0.60%	155,590	120	0.30%
Federal funds sold	43	-	0.30%	13,761	28	0.81%	-	-	N/A
Total interest earning assets	$5,149,854	$66,932	5.17%	$3,558,980	$48,480	5.41%	$4,842,756	$65,455	5.38%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,192,546	$1,818	0.61%	$912,825	$1,822	0.79%	$1,156,915	$1,775	0.61%
Savings	181,283	793	1.74%	143,011	743	2.06%	184,219	820	1.77%
Time deposits:
$100,000 or more	988,157	1,635	0.66%	530,865	736	0.55%	843,388	1,533	0.72%
Other	717,419	1,246	0.69%	608,111	1,746	1.14%	672,861	1,086	0.64%
Total time deposits	1,705,576	2,881	0.67%	1,138,976	2,482	0.86%	1,516,249	2,619	0.69%
Total interest bearing deposits	3,079,405	5,492	0.71%	2,194,812	5,047	0.91%	2,857,383	5,214	0.73%
FHLB advances	422,518	1,397	1.31%	332,324	2,352	2.81%	407,325	1,603	1.56%
Other borrowings	40,231	397	3.86%	44,551	530	4.66%	40,407	407	3.95%
Total interest bearing liabilities	3,542,154	$7,286	0.82%	2,571,687	$7,929	1.22%	3,305,115	$7,224	0.87%
Non-interest bearing demand deposits	1,155,905			632,785			1,104,101
Total funding liabilities / cost of funds	$4,698,059		0.62%	$3,204,472		0.98%	$4,409,216		0.65%
Net interest income / net interest spread		$59,646	4.35%		$40,551	4.19%		$58,231	4.51%
Net interest margin			4.61%			4.52%			4.79%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.63%			4.54%			4.79%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.60%			4.54%			4.78%

Non-accrual loan income (reversed) recognized		$(205)			$(184)			$(44)
Prepayment fee income received		313			49			119
Net		$108			$(135)			$75

Cost of deposits:
Non-interest bearing demand deposits	$1,155,905	$-		$632,785	$-		$1,104,101	$-
Interest bearing deposits	3,079,405	5,492	0.71%	2,194,812	5,047	0.91%	2,857,383	5,214	0.73%
Total deposits	$4,235,310	$5,492	0.52%	$2,827,597	$5,047	0.71%	$3,961,484	$5,214	0.52%

	Twelve Months Ended			Twelve Months Ended
	12/31/2012			12/31/2011

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$ 3,974,626	$ 250,583	6.30%	$ 2,352,253	$ 145,554	6.19%
Securities available for sale	694,719	16,480	2.37%	520,460	15,501	2.98%
FRB and FHLB stock and other investments	205,743	744	0.36%	148,339	812	0.55%
Federal funds sold	11,342	78	0.68%	3,469	28	0.81%
Total interest earning assets	$ 4,886,430	$ 267,885	5.48%	$ 3,024,521	$ 161,895	5.35%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$ 1,191,548	$ 7,566	0.63%	$ 751,783	$ 6,322	0.84%
Savings	187,301	3,364	1.80%	130,568	2,945	2.26%
Time deposits:
$100,000 or more	851,971	6,064	0.71%	383,271	1,923	0.50%
Other	691,579	4,361	0.63%	619,509	9,055	1.46%
Total time deposits	1,543,550	10,425	0.68%	1,002,780	10,978	1.09%
Total interest bearing deposits	2,922,399	21,355	0.73%	1,885,131	20,245	1.07%
FHLB advances	374,938	6,229	1.66%	314,216	9,774	3.11%
Other borrowings	44,535	2,064	4.56%	44,971	2,058	4.51%
Total interest bearing liabilities	3,341,872	$ 29,648	0.89%	2,244,318	$ 32,077	1.43%
Non-interest bearing demand deposits	1,067,002			475,655
Total funding liabilities / cost of funds	$ 4,408,874		0.67%	$ 2,719,973		1.18%
Net interest income / net interest spread		$ 238,237	4.59%		$ 129,818	3.92%
Net interest margin			4.88%			4.29%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.90%			4.31%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.88%			4.29%

Non-accrual loan income (reversed) recognized		$ (998)			$ (368)
Prepayment fee income received		746			487
Net		$ (252)			$ 119

Cost of deposits:
Non-interest bearing demand deposits	$ 1,067,002	$ -		$ 475,655	$ -
Interest bearing deposits	2,922,399	21,355	0.73%	1,885,131	20,245	1.14%
Total deposits	$ 3,989,401	$ 21,355	0.54%	$ 2,360,786	$ 20,245	0.92%

	For the Three Months Ended					For the Twelve Months Ended
	12/31/2012	12/31/2011	% change	9/30/2012	% change	12/31/2012	12/31/2011	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$4,262,167	$2,796,523	52%	$4,007,402	6%	3,974,626	2,352,253	69%
Investments	887,687	762,457	16%	835,354	6%	911,804	672,268	36%
Interest-earning assets	5,149,854	3,558,980	45%	4,842,756	6%	4,886,430	3,024,521	62%
Total assets	5,490,540	3,795,253	45%	5,179,186	6%	5,228,557	3,168,124	65%

Interest-bearing deposits	3,079,405	2,194,812	40%	2,857,383	8%	2,922,399	1,885,131	55%
Interest-bearing liabilities	3,542,154	2,571,687	38%	3,305,115	7%	3,341,872	2,244,318	49%
Non-interest-bearing demand deposits	1,155,905	632,785	83%	1,104,101	5%	1,067,002	475,655	124%
Stockholders' Equity	745,468	547,160	36%	728,038	2%	775,718	414,768	87%
Net interest earning assets	1,607,700	987,293	63%	1,537,641	5%	1,544,558	780,203	98%

LOAN PORTFOLIO COMPOSITION:	12/31/2012	9/30/2012	% change	12/31/2011	% change

Commercial loans	$1,073,625	$1,076,262	0%	$996,260	8%
Real estate loans	3,174,759	2,940,866	8%	2,678,679	19%
Consumer and other loans	49,954	54,442	-8%	66,631	-25%
Loans outstanding	4,298,338	4,071,570	6%	3,741,570	15%
Unamortized deferred loan fees - net of costs	(2,086)	(2,076)	0%	(2,744)	24%
Loans, net of deferred loan fees and costs	4,296,252	4,069,494	6%	3,738,826	15%
Allowance for loan losses	(66,941)	(65,952)	-1%	(61,952)	-8%
Loan receivable, net	$4,229,311	$4,003,542	6%	$3,676,874	15%

REAL ESTATE LOANS BY PROPERTY TYPE:	12/31/2012	9/30/2012	% change	12/31/2011	% change
Retail buildings	$868,567	$852,968	2%	$788,384	10%
Hotels/motels	609,076	502,186	21%	432,206	41%
Gas stations/ car washes	428,997	431,100	0%	408,812	5%
Mixed-use facilities	340,433	278,253	22%	198,916	71%
Warehouses	294,421	302,792	-3%	261,874	12%
Multifamily	142,610	129,192	10%	129,181	10%
Other	490,655	444,375	10%	459,306	7%
Total	$3,174,759	$2,940,866	8%	$2,678,679	19%

DEPOSIT COMPOSITION	12/31/2012	9/30/2012	% Change	12/31/2011	% Change
Non-interest-bearing demand deposits	$1,184,285	$1,105,161	7%	$984,350	20%
Money market and other	1,248,304	1,145,304	9%	1,237,378	1%
Saving deposits	180,686	185,709	-3%	198,063	-9%
Time deposits of $100,000 or more	1,088,611	892,941	22%	759,923	43%
Other time deposits	682,149	723,409	-6%	761,178	-10%
Total deposit balances	$4,384,035	$4,052,524	8%	$3,940,892	11%

DEPOSIT COMPOSITION (%)	12/31/2012	9/30/2012	12/31/2011
Non-interest-bearing demand deposits	27.0%	27.3%	25.0%
Money market and other	28.5%	28.4%	31.4%
Saving deposits	4.1%	4.6%	5.0%
Time deposits of $100,000 or more	24.8%	22.0%	19.3%
Other time deposits	15.6%	17.9%	19.3%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	12/31/2012	9/30/2012	12/31/2011
Total stockholders' equity	$751,104	$734,455	$795,939
Tier 1 risk-based capital ratio	14.91%	15.22%	18.15%
Total risk-based capital ratio	16.16%	16.48%	19.41%
Tier 1 leverage ratio	12.76%	13.15%	19.81%
Book value per common share	$9.62	$9.41	$8.64
Tangible common equity per share[4]	$8.43	$8.21	$7.43
Tangible common equity to tangible assets[4]	11.86%	12.23%	11.42%

[4]	Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	12/31/2012	9/30/2012	12/31/2011
Total stockholders' equity	$751,104	$734,455	$795,939
Less: Preferred stock, net of discount	-	-	(119,350)
Common stock warrant	(378)	(378)	(2,760)
Goodwill and other intangible assets, net	(92,911)	(93,217)	(94,749)
Tangible common equity	$657,815	$640,860	$579,080

Total assets	$5,640,661	$5,331,979	$5,166,604
Less: Goodwill and other intangible assets, net	(92,911)	(93,217)	(94,749)
Tangible assets	$5,547,750	$5,238,762	$5,071,855

Common shares outstanding	78,041,511	78,016,260	77,984,252

Tangible common equity to tangible assets	11.86%	12.23%	11.42%
Tangible common equity per share	$8.43	$8.21	$7.43

	For the Three Months Ended					For the Twelve Months Ended
ALLOWANCE FOR LOAN LOSSES:	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011
Balance at beginning of period	$65,952	$65,505	$62,309	$61,952	$60,009	$61,952	$62,320
Provision for loan losses	2,422	6,900	7,182	2,600	9,147	19,104	27,939
Recoveries	587	1,316	1,623	1,139	524	4,665	3,892
Charge offs	(2,020)	(7,769)	(5,609)	(3,382)	(7,728)	(18,780)	(32,199)
Balance at end of period	$66,941	$65,952	$65,505	$62,309	$61,952	$66,941	$61,952
Net charge-off/average gross loans (annualized)	0.13%	0.64%	0.41%	0.24%	1.03%	0.36%	1.20%

	For the Three Months Ended					For the Twelve Months Ended
NET CHARGED OFF LOANS BY TYPE	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011

Real estate loans	$651	$1,101	$1,378	$1,610	$3,867	$4,740	$20,858
Commercial loans	627	5,403	2,158	631	3,350	8,819	7,437
Consumer loans	155	(51)	451	2	(13)	556	12
Total net charge-offs	$1,433	$6,453	$3,987	$2,243	$7,204	$14,115	$28,307

NON-PERFORMING ASSETS	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Delinquent loans 90 days or more on non-accrual status	$26,613	$29,369	$39,567	$39,651	$31,213
Delinquent loans 90 days or more on accrual status[5,7]	17,184	22,454	20,708	18,192	16,169
Accruing restructured loans	29,839	22,175	22,994	24,106	18,775
Total non-performing loans	73,636	73,998	83,269	81,949	66,157
Other real estate owned	2,698	4,135	6,712	5,641	7,625
Total non-performing assets	$76,334	$78,133	$89,981	$87,590	$73,782
Non-performing assets/ total assets	1.35%	1.47%	1.78%	1.43%	1.43%
Non-performing assets/ gross loans & OREO	1.78%	1.92%	2.32%	1.97%	1.97%
Non-performing assets/ total capital	10.16%	10.64%	12.58%	9.27%	9.27%
Non-performing loans/gross loans	1.71%	1.82%	2.15%	1.77%	1.77%
Non-accrual loans/gross loans	0.62%	0.72%	1.02%	0.83%	0.83%
Allowance for loan losses/ gross loans	1.56%	1.62%	1.69%	1.66%	1.66%
Allowance for loan losses/ non-accrual loans	251.53%	224.56%	165.55%	157.14%	198.48%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	118.58%	127.95%	104.71%	97.73%	123.93%
Allowance for loan losses/ non-performing assets	87.69%	84.41%	72.80%	71.14%	83.97%
[5] All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Retail buildings	$3,301	$1,915	$1,526	$804	$586
Hotels/motels	8,774	8,841	8,909	8,425	9,481
Gas stations/ car washes	-	-	-	-	-
Mixed-use facilities	-	-	2,312	3,254	947
Warehouses	494	1,045	1,052	1,060	-
Multifamily	3,247	-	-	-	-
Other[6]	14,023	10,374	9,195	10,563	7,761
Total	$29,839	$22,175	$22,994	$24,106	$18,775
[6] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011

Legacy
30 - 59 days	$968	$3,056	$5,479	$3,062	$2,842
60 - 89 days	350	517	833	3,747	507
Total delinquent loans less than 90 days past due - legacy[7]	$1,318	$3,573	$6,312	$6,809	$3,349

Acquired
30 - 59 days	$6,777	$4,062	$3,601	$6,422	$10,729
60 - 89 days	15,204	2,438	6,080	3,075	8,344
Total delinquent loans less than 90 days past due - acquired[7]	$21,981	$6,500	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$23,299	$10,073	$15,993	$16,306	$22,422

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011

Legacy
Real estate loans	$595	$2,448	$5,269	$5,540	$1,569
Commercial loans	533	1,108	1,027	1,269	1,777
Consumer loans	190	17	16	-	3
Total delinquent loans less than 90 days past due - legacy[7]	$1,318	$3,573	$6,312	$6,809	$3,349

Acquired
Real estate loans	$19,629	$3,813	$6,631	$6,972	$14,965
Commercial loans	2,238	2,318	2,422	1,655	3,040
Consumer loans	114	369	628	870	1,068
Total delinquent loans less than 90 days past due - acquired[7]	$21,981	$6,500	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$23,299	$10,073	$15,993	$16,306	$22,422

NON-ACCRUAL LOANS BY TYPE	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011

Real estate loans	$18,705	$22,254	$27,822	$27,301	$19,470
Commercial loans	6,938	6,208	11,463	11,378	11,593
Consumer loans	970	907	282	972	150
Total non-accrual loans[7]	$26,613	$29,369	$39,567	$39,651	$31,213

WATCH LIST LOANS	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Legacy
Special mention	$25,278	$32,708	$48,701	$39,667	$35,740
Substandard	91,661	92,091	88,537	100,394	97,673
Doubtful	474	597	5,530	6,243	6,411
Loss	-	-	-	-	-
Total watch list loans - legacy[7]	$117,413	$125,396	$142,768	$146,304	$139,824

Acquired
Special mention	$51,864	$61,951	$60,686	$67,722	$61,411
Substandard	106,167	95,387	110,370	109,699	100,680
Doubtful	305	202	261	470	76
Loss	39	77	11	81	-
Total watch list loans - acquired[7]	$158,375	$157,617	$171,328	$177,972	$162,167

Total watch list loans[7]	$275,788	$283,013	$314,096	$324,276	$301,991

7 Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.

CONTACT:
Investors and Financial Media:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com